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                                                                       EXHIBIT 5

                                BINGHAM DANA LLP
                               150 Federal Street
                          Boston, Massachusetts 02110

                                  May 4, 1998
Specialty Catalog Corp.
21 Bristol Drive
South Easton, MA  02375

     Re:  Specialty Catalog Corp. Registration Statement on Form S-3 Relating to
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          3,854,152 Shares of Common Stock
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Ladies and Gentlemen:

     We have acted as counsel for Specialty Catalog Corp., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 3,854,152 shares of the Company's Common Stock, $0.01 par value per share, of which 3,168,653 shares are issued and outstanding (the "Outstanding Shares") and 685,499 shares are subject to options (the "Option Shares", and referred to hereinafter together with the Outstanding Shares as the "Shares"), all of which shares are to be sold by certain selling shareholders, pursuant to a Registration Statement on Form S-3 (as amended, the "Registration Statement"), initially filed with the Securities Exchange Commission on May 6, 1998.

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In connection with the issuance of the Shares,
(a) we have examined and relied upon a certificate of the Treasurer of the Company, and (b) our investigation revealed that certain corporate records concerning the original issuance of certain Shares were either missing or incomplete, and, as a consequence, we have relied upon the presumption of regularity and continuity to the extent necessary to enable us to provide that opinion. In our examinations, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     We have also assumed, with respect to the Option Shares, that the exercise price therefor will have been paid to the Company pursuant to the terms of the options and the Company's stock option plan. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the Shares were duly authorized, the Outstanding Shares are validly issued and are fully-paid and non-assessable, and the Option Shares, when delivered and paid for in accordance with the provisions of the option agreements and the Company's stock option plan, will be validly issued, fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/  Bingham Dana LLP
                              BINGHAM DANA LLP